Exhibit 99.2

IMAGEWARE SYSTEMS, INC.

FOURTH QUARTER & YEAR END 2006
EARNINGS CONFERENCE CALL

3/30/2007

11:00 AM

PARTICIPANTS
Jim Miller-Chairman & CEO
Wayne Wetherell-SVP of Administration and CFO

Operator:  Greetings, ladies and gentlemen, and welcome to Imageware’s preliminary fourth quarter and year-end 2006 conference call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  I would now like to turn the conference over to your host, Ms. Moriah Shilton.  Thank you, you may begin.

Moriah Shilton

Thank you Foros, and good morning everyone.  With us on the call today are Jim Miller, Imageware’s Chairman and CEO, and Wayne Wetherell, CFO.  Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey the Company’s progress, business opportunities and growth prospects, this major caution is that such forward-looking statements represents management’s opinion.  While management believes such representation to be true and accurate, based on information available to the Company, actual results may differ materially from those described.  The Company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

I would now like to turn the call over to Jim.

Jim Miller-Chairman & CEO

Thank you Moriah.  Good morning everyone and as always, we appreciate your time and attention this morning.  2006 brought many changes in the identity management industry, and that is especially true here at Imageware.  Today, we are focused on partnering with major system integrators on a variety of opportunities, some of them very large scale.  We are very pleased to report that our efforts are bearing fruit.  Fourth quarter revenue of 2.4 million and full year revenue of 10.2 million both grew in double-digits, compared to revenue in the same period last year.  More importantly during 2006, we executed on our strategy to develop and expand relationships with a number of major integrators, including Honeywell, which we announced earlier this month.  In our agreement, Honeywell will license and integrate Imageware biometric identity management, secure credentialing and card management products into its physical access control solutions suite, worldwide.  This allows Honeywell to offer its customers biometric enrollment, identity proofing and card management capabilities and issue biometrically enabled secure credentials as part of its physical access controlled product offering.  Our technology will help Honeywell meet critical government mandated standards, and to offer complete end-to-end access control solutions, homeland security Presidential directive 12, transportation worker identification credentials click, quarter management and other mission critical environments worldwide.  We are excited, and we believe that this 3-year royalty-based licensing agreement could have very long legs.

Also, we are quite pleased that once again, the quality of our software, its open architecture and its interoperability of multiple technologies were cited as reasons for Honeywell’s decision to go with Imageware.  The March Honeywell announcement comes on the heals of the February announcement, in which Unisys has selected the IWS biometric engine to be part of its registry in positive identification solutions marketed as RAPIDS NSHPD-12 ID solutions.  Unisys selected Imageware’s biometric engine as a key multi biometric in identification platform for developing, integrating and customizing biometric identity management systems for its government clients.  These security solutions, which feature IWS technology, are now on display at the Unisys center of excellence.  IWS platform flexibility and scalability were highlighted as important features to support the development of customized solutions that meet specific customer needs and can evolve over time.

Throughout the fourth quarter full-year 2006, and first quarter ‘07, Imageware secured a number of other awards and relationships.  As you are very much aware, some of our awards must remain confidential for competitive and contractual reasons.  Often times, we are restricted to announcing completed projects only when the payment for those projects is actually on our door as opposed to financial potential from long-term agreements or purchase orders.  Other recent IWS biometric engine wins include the following:  In January, a government customer and large system integrator placed 2 new orders for the biometric engine.  Also in January, Computer Science Corporation chose IWS to help drive CSC’s border and immigration solutions, which will enable government agencies to achieve safer borders and immigration enforcement goals.  In December, another government customer awarded us a contract to develop a multi biometric identity management prototype solution, also in December, the Mexican Government granted a follow-on order to enhance its multi biometric identification system, which we initially developed for that customer in 2005.  In November, we received an order from GE Securities for an undisclosed project that is the first real solution of its kind in production.  We anticipate this contract will be the first of many for our joint identity management and identification solutions.  This order follows the announcement of our relationship with GE Security, to use our biometric and secure credential products suite to support multi biometric enrollment and identity proofing as part of GE’s picture perfect access control solution.  In addition to these HSPD-12 and transportations security administration knows as PSA awards, we continue to pursue other options, such as registered traveler airport credentialing, were we are teamed with SafeLinks fast lane optional alliance or the flow alliance , along with Microsoft, JP Morgan, Chase, Johnson Controls, Smith Detection and others.

Our electronic Visa pilot with Unisys and the Government of Canada, has been successfully implemented, and is processing biometrically enabled Visa’s for visitors to Canada.  As a matter of fact, we demonstrated the eVisa product as the February Airport Securities show in Vancouver, which was entitled the Eighth Annual Privacy and Securities Conference and Exposition.  Additionally, we are working to enter the private sector with particular emphasis on the healthcare and medical industry arenas.  We are proud of our relationships as well as those with CSC, IBM, General Dynamics, GE Security, HP, Oracle, Iridian and Unisys.  First, we have been selected again and again for consistently solid reasons, scalability, interoperability and flexibility.  In short, we deliver what we promise.  Clearly our decision to ensure our software remains agnostic, has created an advantage.  Second, many of these awards are from repeat customers, which validate our unique technology approach, and highlights robust features, such as an accelerated time to market, ease of use and customer service and support.

Before I turn the call over to Wayne, I’m pleased to note that this month, we announced a private equity financing, in which we raised 1.5 million.  We used this amount in large part to retire all of our existing debt, this represents a very positive step in the strengthening of our balance sheet.  And, now to Wayne for our financial review.

Wayne Wetherell-SVP of Administration and CFO

Thank you Jim.  The Company is finalizing the accounting treatment of the Series C convertible preferred stock transaction that we completed in November of 2006.  Therefore, we have not included the net loss, loss per share  or balance sheet data in this release, and I will be reviewing our preliminary results.

Revenue for the quarter ended December 31, 2006, totaled 2.4 million, increasing 10% compared to the same quarter in 2005, in which revenue was 2.2 million.  Product revenue was down in the quarter compared to the prior year due to timing in project orders and revenue recognition.  Maintenance revenue increased 71% over the same quarter in 2005, approximately 280 thousand of maintenance revenue in the period was related to a 1-year maintenance agreement beginning the fourth quarter of 2005, which was all recognized in the fourth quarter of 2006, due to the delivery in that quarter of certain customized deliverables that were included under the maintenance agreement.

Gross margins for the quarter were 68% of revenue, compared to 50% of revenue for the fourth quarter of 2005.  2005 quarter gross margins were somewhat depressed, due to an inventory evaluation charge to cost of sales of 251 thousand, which related to the closing of our German offices.  Excluding the impact of the charge, gross margins improved approximately 10%.

Fourth quarter operating expenses totaled 2.7 million compared to 3.9 million the prior year.  The decrease in operating expense reflects continuing cost controls as well as several non-recurring charges to G&A in the 2005 quarter, including a 450 thousand charge for bad debt and a provision of 257 thousand for the closure of the Company’s German office.

Impairment losses totaling 253 thousand were also included in the operating expenses of the 2005 quarter.  Cost from operations was 1.2 million in the quarter compared to 2.8 million in 2005.  The improvement reflects increased revenues, improved margins and lower operating expenses.  The year ending December 31, 2006, total revenues were 10.2 million reflecting 11% compared to 9.2 million for 2005.  Product revenues increased 7% year-over-year.  The increase is made up of a 46% increase in revenue from software and royalties, off-set by a 36% reduction in revenues from hardware, consumables, services and patent licensing.  Maintenance revenues increased 27% year-over-year, reflecting the expansion of our installed base.

G&A expenses decreased in 2006, due largely to the closure of our German office and lower bad debt expenses, off-set by increased costs for the expensing of stock options.  Related to the implementation in 2006 of SFAS-123R, which added 347 thousand in non-cash charges to the G&A expense line in 2006.

Expenses for sales and marketing and research and development, increased in 2006, which is reflective of our strategic plan to accelerate the development of our expanded suite of ID management products to meet the requirements of multiple government initiatives, and to focus our sales efforts on expanding penetration of our technology into the systems integrator community.

Cost from operations for 2006 was 5.1 million, compared to 6.9 million in the prior year.  This improvement reflects increased revenues and improved margins.  The cash balance at the end of 2006 totaled 939 thousand.  Announced earlier this month that we raised approximately 1.5 million through a private placement of Series D Convertible preferred stock, which we have used to retire secured notes payable.

Sales order backlog at the end of 2006 totaled 2.8 million, and included approximately 1.7 million in backlog of product orders and 1.2 million in maintenance backlog under existing maintenance agreements.

Now, I would like to turn the call back over to Jim.

Jim Miller-Chairman & CEO

Thanks Wayne.  We are excited about 2007 and we are beginning it on a high note.  We are dedicated to the ID management space, and we have been executing successfully on our plan to build relationships with system integrators.  Today, we have more than 30 partnerships and alliances in various stages that provide us access to the rapidly growing identity management market.  As many of you have followed Imageware, know well, we have not generally provided guidance in the past.  We sell to government entities, either directly or through partners, and therefore, getting sufficient and reliable visibility on future business, in terms of scope and timing, has been difficult and inconsistent.  Although, the first quarter of 2007 has been one of the busiest in our history in terms of business activity.  In terms of orders and revenues, we expect it to be down from the fourth quarter of 2006, however, we are seeing strong indications that they increased activity will result in a significant increase in orders beginning in the second quarter of 2007.  We anticipate these orders will begin to revert to revenue during the second quarter and will enable us to achieve quarterly run-rates in the second-half of 2007, there or above break-even levels in terms of both net income and cash flow.  We expect an inflection point in our business in mid-2007 as a result of market adoption, market penetration through our partners and the recognition of the market of the benefits of our product offering.  We look forward to reporting future developments with you in the next quarter’s conference call.  I would now like to turn the call over to the operator for our question-and-answer session.

Operator:

Thank you.  Ladies and gentlemen, at this time, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1, on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2, if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  Once again, that is *1 if you would like to ask a question.  One moment please, while we poll for questions.

Our first question comes from the line of Dom Nacava with Canacort Adams.  Please proceed with your question.

<Q>:  Good morning Jim, good morning Wayne.

<A>:  Good morning Dom.

<Q>:  Hey congratulations with what looks like you are making some pretty solid progress here.  I just wanted to dig down into the backlog.  You mentioned that it was 2.8 million, 1.2 million is maintenance, and 1.7 is new orders.  How much of those new orders are coming from brand new clients versus existing clients?

<A>:  The majority of those orders are from existing clients that we have shipped to in the past.

<Q>:  Okay, it sounds like you have some potential new wins coming up, based on some of the traction you are making through partnerships etc.  Can you talk about this CSC opportunity, the border and integrations?  Can you add any color around that opportunity or quantify it in any way that could help us get a feel for what kind of opportunity we are looking at?

<A>:  It is a good question, but a tough one to answer.  Generally for what I will say competitive reasons, obviously we get a lot of insight in working with our partners on their strategic direction, but as you might understand, they are not entirely eager for us to be the business development arm of one of their competitors by talking about their strategic direction.  The idea, the CSC border solution is a very robust product, it has been aggressively marketed in and around.  We are obviously very proud of our participation there, and we’ve got a core infrastructure role as that goes out.  Beyond that, I’m not at liberty to tell you exactly where it is being bid and how it is being marketed for the reasons that I mentioned earlier, but you know, it is a terrific product.  Again, it is being aggressively marketed.  We like our chances with them going forward.

<Q>:  Okay, that is helpful.  In terms of healthcare, specifically what opportunity are you targeting and how close are you to making some kind of announcement on this front?  Is this something in the quarter or so, or is this something that we can expect kind of by year end?  You know, just a little color on that front as well.

<A>:  Sure, we’ve been really interested in the use of biometrics to target fraud.  You know, in the financial marketplace, as well as the healthcare marketplace.  In terms of validating the issuance of prescription drugs and those kinds of things has been a very interesting area for us to explore.  I think you will start to see some of that in the second quarter, and again, it is a market that we and our partners have been interested, we’ve been interested on our own in that marketplace.  Some of our partners have also been interested in it.  So yeah, in the second quarter you will start to see where we are headed there.

<Q>:  Okay.  Then in terms of recurring revenue, I know, I guess maintenance is kind of how you look at it right now.  What is your target as far as what component of your revenue going forward will be recurring in nature?

<A>:  Well going forward, actually looking historically, if you look back at 2006, maintenance is representative of about 2.6 million of our revenue.  We have an additional 1.5 to 2 million in revenue that was related to the sale of our Standard ID products through channel and through royalty agreements.  We consider that a recurring revenue as well.  Going forward, we anticipate recurring revenue to significantly increase over the years, primarily because we have been shifting our model in the way that we price on many of these projects or relationships, to a transaction-based model, whereby, we will receive our revenues based upon the number of records of the number of cards issued, the number of people enrolled into a system, that sort of model.  So we expect to increase the recurring revenue side of our model significantly going into 2008, the later part of 2007.

<Q>:  Okay, great.  Yeah, the transaction model, stepping that up would definitely be a big opportunity.  Then the last question is around gross margins.  Where can gross margins go from here?  Where are you targeting and what will drive that over the next several years?

<A>:  We have been fairly consistent on our gross margins this last year staying in the high 60’s, reaching the low 70’s in one quarter.  We are continuing to forecast in our projections in this area, although, we expect that as our software model/transaction model rolls out where we start to receive a greater percentage of our revenue in terms of royalties, that the potential is for that gross margins to improve.

<Q>:  Great, that makes sense.  Okay, thank you.

<A>:  Thank you.

Operator:

Our next question comes from the line of Jeremy Grant with Standford Group.  Please proceed with your question.

<Q>:  Good morning Jim, good morning Wayne.  It sounds like things have started to come together.

<A>:  Hey, yeah.

<Q>:  That is great.  Just a couple of questions that I wanted to get into.  One was around the HSPD-12 base and integrated logical and physical access.  I think it has been disappointing for everybody in the industry in terms of how slow some of the Federal Agencies have been, but I was wondering if you are starting to see a bit of an uptake more from the commercial sector of clients who are actually looking to embrace the HSPD-12 and FIPS-201 model for their own security systems?  And, if there is anything you could talk about on that?

<A>:  Yeah, absolutely they have been.  It has been interesting.  While HSPD-12, and I agree with you, the pace of the roll-out has been a bit disappointing, but on that point, while we are on it, we see that picking up fairly dramatically here in the last little bit, and I think that will continue throughout the next couple of quarters.  The interesting thing that has happened with HSPD-12, is it has become a big driver across both private and public sectors, because it has been the first time that the Federal Government has ever really set a comprehensive standard that touches everyone for smart cards that are biometrically enabled.  As a result, the private sector seems to be very willing, in fact, who could blame them.  It is an easy standard to adopt.  It has already been promulgated by the Federal Government.  It is being adopted by the Federal Government across the board.  So the private sector is adopting it as well.  We will see private sector customers come to us and ask for an HSPD-12 compliant card, even though of course, HSPD-12 doesn’t apply to them.  So actually we think it is a pretty exciting development, and because of course, our products are absolutely compliant with HSPD-12.  You know, we are ready to respond.  In fact, it is a very positive development we think.

<Q>:  Okay, that is good to hear.  The second question that I had was that one of the big opportunities obviously that folks in biometrics are focusing on this year is the FBI’s Next Generation Identification project, and obviously I realize you cannot get into to much detail in terms of what themes you are on, but I just wanted to get an idea as to, is this an opportunity you guys think you will play?  Do you think you will be on one or multiple teams?  What can you tell us on that?

<A>:  Well, yes and yes is the short answer.  Yeah, it is an opportunity.  You know that the FBI is now openly looking at the adoption of a multi biometric platform.  Obviously that is music to our ears, that is what we do.  We are not only excited about the Bureaus move to adopt a multi biometric platform at the Federal level, but also how that affects the state and local markets, where we already have a strong presence, being that was how we started the market that we started then.  So we are not only excited about NGI, we will be participating, but we are also frankly equally excited as that standard goes down to the state and local areas, where we can, with the biometric engine being integrated into our law enforcement suite.  We can offer next generation Iapis capabilities to our existing customers very easily and efficiently.  So we are excited on both scores, and absolutely going to participate.

<Q>:  Okay.  Hey the other question I had, you know looking abroad, and there is a lot of talk right now out of the UK, both for the UK trying to get a national ID card off of the ground that would have a biometric database as well as coming up with sort of the equivalent of the U.S. visit.  They are already collecting biometrics for the Visa’s, but also setting on something on the entry-side.  Can you talk at all about that, in terms of what kind of timing you are hearing as to when that might go forward?

<A>:  The second-half of ‘07 is what we are hearing, and it is a pretty exciting opportunity, yeah.

<Q>:  Okay.  I appreciate it, thanks so much.

<A>:  Thank you.

Operator:

Our next question comes from the line of Harvey Cohen with Equity Source Partners.  Please proceed with your question.

<Q>:  Hi Jim, hi Wayne.

<A>:  Hi Harvey.

<Q>:  First of all, a couple of my questions have been answered already.  I think one of them is important enough to go back to, because maybe you could add a little bit more color.  For those of us who have been involved with Imageware for a lot of years.  Jim, in the past you have been extremely reticent to give us any kind of guidance, so it was pretty encouraging that you are doing that at this point.  I was just curious as to what gives you this new level of confidence.  I mean my assumption is that GE and Honeywell and Unisys are all OEM revenue models, which is fairly new to you, and that is going to result in a steady stream of income as opposed to ones that we used to look at in the contract award basis, which were much more erratic.  I was just curious whether that is a driving force and a little bit more of that model and how you see that going forward?

<A>:  Yeah, well it is certainly a key part of it.  There is no question about that as we execute on these agreements, and as I said, these large system integrators are global in the reach and their marketing and sales teams are absolutely fantastic.  So for us, it is a turbo charged boost to the efforts that we have been undergoing in the past.  We said before, and you are quite right, we have been very hesitant to give the guidance, because in order for the guidance to mean anything to you all, it needs to be reliable, and we’ve never had in the past sufficient visibility into the future, to be able to give you that kind of reliable guidance that we will feel comfortable giving and you will feel comfortable relying.  We are at a point now, where we feel comfortable with that, and we do have visibility as we said, that as we ramp-up here in ‘07 that they second half should get us to our target of break-even and profitability, and that is that.  As we transition to even more visibility, we will be able to get more granular with the kind of guidance that we can offer going forward.  Right now, we are comfortable in saying that they second half will hit those run-rates with break-even or better.  Again, we are working towards the point where we can be a little more concrete with numbers and that type of thing.

<Q>:  Great, and one other add on question.  Do you have any feel as to when we might hear something from the Canadian Government with regard to the Unisys Imageware pilot that is going on there.  I mean are we talking weeks or months or years?

<A>:  Well I really don’t Harvey.  I mean it is running.  There isn’t a stipulated end to it.  Our assumption has been that it will be somewhere around mid-year, but that is again, that is our assumption.  I am not speaking on behalf of the Government of Canada here.  So right now as I said, it is implemented.  It is very successful.  We are pleased.  Our partners are pleased.  Our customer is pleased.  It is a wonderful arena for us to refine our product too, because you can have a product that tests well in a lab, but there is nothing like putting it out in the real world and seeing how it works.  If I were in speculation, I would speculate sort of mid-year.

<Q>:  Okay great, thank you.

Operator:

Our next question comes from the line of Patrick Colenic with Sindell and Company.  Please proceed with your question.

<Q>:  Good morning Jim and Wayne.

<A>:  Hi Pat.

<Q>:  I would like to get some color on the size of the market that Honeywell and GE represent to you in the card access side of the marketplace?

<A>:  Well Honeywell and General Electric are of course world leaders in physical access control.  Last year those divisions within those companies had sale in the billions.  I think Honeywell’s was somewhere between 5 and 6 for that group.  Sitting here right now, I don’t know what General Electrics was, but it was in the billions.  Now of course, that is not all software obviously, and what we are doing there, is we are enabling the upgrade of existing customers, so they are able to avail themselves to biometric identifiers.  We are also allowing them to market to new customers.  So given their historical, although, we don’t have any historical experience with them, so it is difficult to predict exact revenue projections off of those.  At this point at least.  We are excited because of the tremendous reach they have, and the tremendous companies that they both are, and just the very aggressive and successful historical sales and marketing that they have done in the space.

<Q>:  Okay.  My second part to that question really represents, Honeywell basically, if I read it right, the licensing agreement now, you are going to be in all of their product offerings in that space.  Is that correct?

<A>:  Well there is a series of products, I believe there are 6, and when you say all of it in the space.  That is probably not correct Pat, in the sense that they make products that we wouldn’t interface with anyway.  But there main product offerings for access control yes.

<Q>:  My feeling is, and you have never mentioned this but, that you would start to see other companies in that space come to you from this Honeywell deal to do a similar type of an agreement.  Have you seen any other private companies?

<A>: Our plan is, as we have openly said, is to support our partners and ideally on an OEM basis, and I think in the future, you will see more of that yes.

<Q>:  Okay, terrific.  Thank you very much.

Operator:

As a reminder ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad.

Our next question comes from the line of Mike Riser with JMR Capital.  Please proceed with your question.

<Q>:  Jim, Wayne.

<A>:  Good morning Mike.

<Q>:  A couple of questions if I may.  When I first got involved with Imageware, they were selling facial recognition systems to the law enforcement industry.  Are we still in that business?

<A>:  Sure.  Absolutely, you know we were on of the pioneers in facial recognition.  We put one of the first working systems in for Los Angels County in the good old days in 1997, not that far ago, but eons ago for the industry.  We still continue to sell our face ID product into that marketplace.  Obviously, you know that viability of our Company at a very early age to work with large biometric databases, 10s of thousands, 100s of thousand, even millions of records have served us very well as we have migrated that learning into the biometric engine, which of course supports a dozen different biometrics other than facial recognition.  But, yes, we are still very much in the business, and we are selling into it every day.

<Q>:  It seems to me that several years ago, we were doing as much business in the facial recognition as the Company is doing in its entirety today.

<A>:  Actually no, facial recognition was really in a lot of ways ahead of its time.  It was and is a wonderful biometric identifier investigative tool.  It relies very heavily of course, as you might imagine, on police departments having a digital database to begin with.  If they don’t have a digital database, then there is no facial recognition comparison that can be done.  In the early days, when we brought the product out, the vast majority of the United States law enforcement were non-digital. They were still taking their booking records by polarized film or Silver hyalite film of some brand, and putting them in the old fashion mug books.  You know, our revenues if one looked closely at that, were actually largely derived from hardware’s sales back in those days, which we sold as a component of our software.  Of course, as you know, part of what we have done here over the last couple of years is eliminate the hardware sales, which did cause the top-line revenues to go down.  That is true, but allowed us to focus on what we do exceptionally well, and that is build world class software, and not have to worry about third-party hardware, which we didn’t make or influence, we simply passed along.  So no, with all due respect, I don’t think is correct.  You know, we sold a package.  Facial recognition was the most interesting piece of the package, and therefore, got a lot of visibility, and I could see why one would think that was kind of our leading product.  In reality, if you get under the hood, it wasn’t.

<Q>:  We have one of these great opportunities with the integrators, and I’m sure when the orders come, they are going to be comparatively large compared to what Imageware is used to in the past.  But, do we have a sales force that is working on a day-to-day basis trying to implement sales in whatever product Imageware has to sell?

<A>:  Absolutely, absolutely.  The sales force didn’t go away.  The sales force has been retargeted.  Instead of Imageware knocking on every door.  We now have focus that we are going to knock on only certain doors.  With a much higher probability of that door being opened and us invited in.  The sales force is alive and well.  It has evolved now into as you might image a fairly technical sale, so we’ve had to retool a bit on the sales force side.  The focus has to be much more sophisticated then they were in the early days in terms of selling the product.  Our customer has gotten terribly sophisticated, so that certainly is warranted.  But no, absolutely, we are still out there.  As I have said, we have reoriented the doors that we knock on, but they are still out there everyday knocking on doors.  You can be sure of that.

<Q>:  My last question, this is something you and I have talked about in the past Jim.  My concern is with all of these programs that are out there, and all the business that you have out there, that even though funds have been appropriated, they are not being spent, and therefore, we are not getting the kind of contracts at the timeframe that you thought you would be getting.

<A>:  Yeah, and I think that goes to the whole visibility issue Mike, and you are absolutely right.  Historically, that has been a real issue for us.  It is part of the reason that we have been very hesitant on guidance, because that vista out there has been terribly murky and often times unreliable.  We believe that has changed now.  For the kinds of things that we are involved in, we think that not only is the funding there, but the customers appear very, very committed to spending it, and spending it in the short, medium and now longer-term timeframe.

<Q>:  Okay.  I said that was my last question, but I have to ask.... We have been looking at this for the last couple of years, waiting for these big contracts to come, where you have been bidders with other people, and yet they haven’t happened.  So what gives you the confidence today that is different than a year ago that it will be spent?

<A>:  The market has simply changed.  I think that it is fair to say that we and probably every Company in this industry, has been frustrated with the pace of the roll-out.  Biometrics as an industry started out of the gate very fast, with some extremely high, probably looking back at it, unrealistic expectations that were set, and people thought that government customers would eagerly adopt this technology, much quicker than they have.  And absolutely, that is all true, and it has caused some false starts as we have gone down the path.  We think that simply, as we have said, that has changed.  The government customers that we are engaged with, our private sector partners on the integrator side that we are engaged with, you know have given us sufficient confidence to be able to come out and say that we are going to see a significant change in our business, and move it towards the kind of positive metrics that we have been targeting.  So it is as simple as that.  Our visibility is much better than it has ever been before.

<Q>:  Okay, thank you.

Operator:

As a reminder, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad.

Gentlemen, there are no further questions at this time.  I would like to turn the conference back over to Mr. Jim Miller, for closing comments.

Jim Miller-Chairman & CEO

Thank you. Thank you again all for your time and attention this morning.  We are pretty excited about 2007 as we going forward, and we are very much looking forward to reporting to you our progress along the way.  Again, I appreciate your time and attention and patience as we going forward.

Operator:

Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.